EXHIBIT 10.07

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of June 22, 2015, by and between POZEN Inc. (together with its successors and assigns, “POZEN” or the “Company”), and Mark Glickman (“Executive”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company as the Chief Commercial Officer of the Company; provided, however, that the parties anticipate that Executive will become the Chief Commercial Officer of the Company and Aralez Pharmaceuticals plc following the closing of the Company’s contemplated merger transaction with Tribute Pharmaceuticals Canada Inc.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

A G R E E M E N T

1.             Employment and Term.  The Company hereby agrees to employ Executive and Executive hereby accepts employment by the Company on the terms and conditions hereinafter set forth.  Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on June 22, 2015 (the “Effective Date”) and continue through the three-year anniversary of the Effective Date; provided, however, that the Term shall thereafter be automatically extended for unlimited additional one-year periods unless, at least ninety (90) days prior to the then-scheduled date of expiration of the Term, either (x) the Company gives notice to Executive that it is electing not to so extend the Term; or (y) Executive gives notice to the Company that he is electing not to so extend the Term.  Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 5 below, in which event Executive’s employment with the Company shall expire in accordance therewith.

2.             Position, Duties and Responsibilities; Location.

2.1           Position and Duties.  Executive shall be employed as the Chief Commercial Officer of the Company; provided, however, that Executive will become the Chief Commercial Officer of the Company and Aralez Pharmaceuticals plc following the closing of the Company’s contemplated merger transaction with Tribute Pharmaceuticals Canada Inc., provided that this Agreement has not been earlier terminated.  Executive shall have the duties, powers and authority as are commensurate with his position, including such other duties and responsibilities as are reasonably delegated to him from time to time by the Chief Executive Officer of the Company (the “CEO”).  Executive shall report to the CEO.

2.2           Exclusive Services and Efforts.  Executive agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote substantially all of his professional time and attention exclusively to the business and affairs of the Company.

3.            Compensation.

3.1           Base Salary.  During the Term, the Company hereby agrees to pay to Executive an annualized base salary of Three Hundred Eighty-Five Thousand Dollars ($385,000) (the “Salary”), subject to all applicable Federal, state and local income and employment taxes and other required or elected withholdings and deductions, payable in equal installments on the Company’s regularly-scheduled paydays as it is earned.  Executive’s Salary will be reviewed at least annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) and may be adjusted upward (in which case such increased amount shall be the “Salary” hereunder) or remain the same (but in no event shall the Salary be reduced).

3.2            Annual Cash Bonus.  For each calendar year that ends during the Term, Executive shall be entitled to receive an annual cash incentive award (the “Annual Cash Bonus”).  Executive’s target Annual Cash Bonus shall be forty-five percent (45%) of Executive’s Salary.  For each such year, the Compensation Committee shall award the Annual Cash Bonus based on an evaluation of performance and peer company compensation practices, taking into account Company and individual performance objectives.  The Compensation Committee may award an Annual Cash Bonus in excess of the target amount, and may grant a special bonus at any time.  The Annual Cash Bonus shall be paid in the calendar year following the year in which the services were performed, as soon as reasonably practicable following the Board’s approval thereof.  In no event shall Executive’s Annual Cash Bonus payable in 2016 with respect to 2015 be less than One Hundred Seventy-Three Thousand Two Hundred Fifty Dollars ($173,250) pro-rated for the portion of 2015 during which Executive was employed.

3.3       Annual Equity Award.  Executive will be eligible for annual grants of long-term incentive and equity compensation awards at the Company’s good faith discretion, based upon the Compensation Committee’s evaluation of his performance and peer company compensation practices (the “Annual Equity Grant”).  Executive’s target Annual Equity Grant shall be consistent with his position at the Company’s peer companies; provided, however, that the target Annual Equity Grant shall not be less than one hundred fifty percent (150%) of Executive’s Salary.  Fifty percent (50%) of each Annual Equity Grant shall vest on an annual basis ratably over four (4) years and fifty percent (50%) of each Annual Equity Grant shall vest based on performance criteria determined by mutual agreement between Executive and the Compensation Committee.

3.4           Signing Bonus.  The Company shall pay to Executive an amount equal to Two Hundred Thousand Dollars ($200,000) (the “Signing Bonus”).  The Signing Bonus shall be paid in a cash lump sum, less all applicable taxes and payroll deductions, on the first payroll date following the thirtieth (30th) day after the Effective Date; provided that Executive remains an active employee of the Company on such payment date.

3.5           Sign-On Award.  The Company shall grant to Executive twenty-nine thousand one hundred thirty-seven (29,137) restricted stock units (the “Sign-On Award”).  The Sign-On Award shall be granted as soon as practicable following the Effective Date.  Subject to the terms of this Agreement and the award agreement(s) into which Executive and the Company shall enter evidencing the grant of the Sign-On Award, the Sign-On Award shall become vested and non-forfeitable on an annual basis ratably over four (4) years.

3.6           Registration of Common Stock.  In the event that the shares of Company Common Stock issuable upon vesting of the restricted stock units granted under the Sign-On Award are not otherwise covered by an effective Registration Statement on Form S-8, the Company shall use commercially reasonable efforts to register a sufficient number of shares of Common Stock on a Form S-8 to satisfy its obligations under this Agreement as soon as practicable following the execution of this Agreement.  The Company shall also accompany the Form S-8s with reoffer prospectuses and shall use reasonable best efforts to maintain the effectiveness of the Form S-8s and reoffer prospectuses.

4.              Employee Benefits.

4.1           Participation in Benefit Plans.  During the Term, Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs and arrangements as are made generally available from time to time to executives of the Company (which shall include customary health, life insurance and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than to other executives of the Company generally.

4.2           Fringe Benefits, Perquisites and Vacations.  During his employment by the Company, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his position and responsibilities at the Company and that are no less favorable than those applying to other executives of the Company.

4.3           Reimbursement of Expenses.  The Company shall reimburse Executive for all reasonable business and travel expenses incurred in the performance of his job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

5.             Termination.

5.1            General.  The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his employment for any reason or no reason, in either case subject only to the terms of this Agreement.  In the event of the termination of Executive’s employment hereunder for any reason, he shall promptly resign from any position he then holds that is affiliated with the Company or that he was holding at the Company’s request.  For purposes of this Agreement, the following terms have the following meanings:

(a)           “Accrued Obligations” shall mean:  (i) Executive’s earned but unpaid Salary through the Termination Date; (ii) a lump-sum payment in respect of accrued but unused vacation days at Executive’s per-business-day Salary rate in effect as of the Termination Date; and (iii) any unpaid expense or other reimbursements due pursuant to Section 4.3 hereof or otherwise.

(b)          “Cause” shall mean (i) Executive is convicted of, or pleads guilty or nolo contendere to, a felony or a crime involving moral turpitude; (ii) in carrying out his duties hereunder, Executive engages in conduct that constitutes willful gross misconduct, or willful gross neglect and that, in either case, results in material economic or reputational harm to the Company, which misconduct Executive fails to cure within thirty (30) days following Executive’s receipt of written notice from the Board of such misconduct; or (iii) Executive refuses to perform, or repeatedly fails to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to him (consistent with Section 2) by the CEO, which non-performance has continued for thirty (30) days following Executive’s receipt of written notice from the Board of such non-performance.

(c)           “Change in Control” shall mean the first to occur of any of the following, provided that for any distribution that is subject to Section 409A (as defined in Section 9.2), a Change in Control under this Agreement shall be deemed to occur only if such event also satisfies the requirements under Treas. Regs. Section 1.409A-(i)(5):

(i)            any Person or group of Persons becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities (a “Majority of the Securities”);

(ii)            (A) the stockholders of the Company approve a plan of complete liquidation of the Company; (B) the sale or disposition of all or substantially all of the Company’s assets; or (C) a merger, consolidation or reorganization of the Company with or involving any other entity, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a Majority of the Securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization owned in approximately the same proportion of such ownership by each of the prior shareholders as prior to the transaction; or

(iii)            the date a majority of the members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election are not endorsed by a majority of the members of the Board before the date of the appointment or election.

Notwithstanding the foregoing, the Company’s contemplated merger transaction with Tribute Pharmaceuticals Canada Inc. shall not constitute a Change in Control.

(d)          “Disability” shall mean that Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform his duties and responsibilities hereunder for one hundred eighty (180) consecutive days.

(e)            “Good Reason” shall mean the occurrence of any of the following events without Executive’s express prior written consent:  (i) a change in Executive’s authority, title, duties, responsibilities or reporting lines; (ii) a reduction in Executive’s base salary; (iii) relocation of Executive’s principal office, or principal place of employment, to a location that is more than fifty (50) miles from Philadelphia, Pennsylvania or such other corporate headquarters as is approved by the CEO; (iv) any other action or inaction that constitutes a material breach of this Agreement by the Company; or (v) the Company fails to extend the Term of this Agreement in accordance with Section 1.

A termination of employment by Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than thirty (30) days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason.  The Company shall be entitled, during the ten (10) day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to Executive (such ten (10) day or shorter period, the “Cure Period”).  If, during the Cure Period, such circumstance is remedied, Executive will not be permitted to terminate employment for Good Reason as a result of such circumstance.  If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, Executive will be entitled to terminate employment for Good Reason during the ten (10) day period that follows the end of the Cure Period.  If Executive does not terminate employment during such ten (10) day period, Executive will not be permitted to terminate employment for Good Reason as a result of such event.

(f)            “Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement (which, in the case of a notice of non-renewal of the Term in accordance with Section 1 hereof, shall mean the date on which the Term expires).

5.2          Termination by the Company Without Cause or by Executive With Good Reason.  In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the Term shall expire on the Termination Date and Executive shall be entitled to:

(a)            Payment of an amount equal to the sum of (x) one (1) times Executive’s Salary as in effect immediately prior to the Termination Date and (y) one times the average Annual Cash Bonus paid over the previous two (2) years; provided, however, that if Executive is not employed for a sufficient time to have received an Annual Cash Bonus, such calculation will assume that a target Annual Cash Bonus was paid, payable in twelve (12) substantially equal monthly installments commencing with the first regular payroll period following the expiration of any applicable revocation period with respect to the Release, but in any event, if at all, within ninety (90) days after the Termination Date;

(b)          reimbursement for monthly COBRA costs of continued coverage for a period of twelve (12) months following the Termination Date under the Company’s welfare plans (including health, dental, prescription drug and vision), for Executive and, as applicable, his spouse and eligible dependents, less the amount Executive would be required to contribute for such coverage if Executive had remained an active employee during such twelve (12) month period;

(c)           acceleration of the vesting of all equity and equity-based awards that would otherwise vest during the twelve (12) month period following the Termination Date; and

(d)          the Accrued Obligations.

5.3          Death and Disability.  Executive’s employment shall terminate in the event of his death, and either Executive or the Company may terminate Executive’s employment in the event of his Disability (provided that no termination of Executive’s employment hereunder for Disability shall be effective unless the party terminating Executive’s employment first gives at least fifteen (15) days’ written notice of such termination to the other party).  In the event that Executive’s employment hereunder is terminated due to his death or Disability, the Term shall expire on the Termination Date and he and/or his estate or beneficiaries (as the case may be) shall be entitled to the Accrued Obligations.

5.4          Termination by the Company For Cause or by Executive Without Good Reason.  In the event that Executive’s employment hereunder is terminated by Executive without Good Reason or by the Company for Cause, the Term shall expire as of the Termination Date and Executive shall be entitled to the Accrued Obligations.

5.5          Due to Change in Control.  In the event that within twelve (12) months following a Change in Control Executive terminates his employment hereunder with Good Reason or the Company terminates Executive’s employment hereunder without Cause, then, in lieu of the payments otherwise due to Executive under Section 5.2 above, the Term shall expire on the Termination Date and Executive shall be entitled to (subject to the last paragraph of this Section 5.5):

(a)           a single sum cash amount, payable on the sixtieth (60th) day following his Termination Date, in an amount equal to two (2) times Executive’s Salary as in effect immediately prior to the Termination Date;

(b)          a single sum cash amount, payable on the sixtieth (60th) day following his Termination Date, in an amount equal to two (2) times the greater of (i) the average Annual Cash Bonus that Executive received for each of the two (2) preceding calendar years; and (ii) the Annual Cash Bonus that Executive received during the preceding calendar year provided, however, that if Executive is not employed for a sufficient time to have received an Annual Cash Bonus, such calculation will assume that a target Annual Cash Bonus was paid;

(c)           continued medical (health, dental, prescription drug and vision) benefits to the same extent in which Executive participated prior to the Termination Date (with Executive required to pay the amount Executive would have been required to pay for such coverage had Executive remained an active employee at such time) for a period twenty-four (24) months following the Termination Date; provided, however, if the Company cannot provide, for any reason, Executive or his dependents with the opportunity to participate in the benefits to be provided pursuant to this paragraph, the Company shall pay to Executive a single sum cash payment, payable within sixty (60) days following the date the Company cannot provide such benefits, in an amount equal to the fair market value of the benefits to be provided pursuant to this paragraph;

(d)           full vesting, exercisability and non-forfeitability, as applicable, as of the Termination Date, of any outstanding equity or equity-based awards; and

(e)           the Accrued Obligations.

5.6           Release.  Executive’s entitlement to the payments described in this Section 5 is expressly contingent upon Executive first providing the Company with a signed mutual release in substantially the form attached hereto as Exhibit A (the “Release”).  In order to be effective, such Release must be (a) delivered by Executive to the Company no later than forty-five (45) days following the Termination Date; and (b) counter-signed and returned by the Company to Executive within ten (10) days following the Company’s receipt thereof; provided, however, that if Executive delivers the Release to the Company on a timely bases and the Company does not return a counter-signed Release during the applicable time period allowed, such Release of Executive shall be null and void and the payments hereunder shall cease to be contingent on the Release and this Section 5.6.

6.             Section 280G.

6.1          If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”); and (b) the net after-tax benefit that Executive would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) is greater than the net after-tax benefit Executive would receive if the full amount of the Transaction Payments were paid to Executive, then the Transaction Payments payable to Executive shall be reduced (but not below zero) so that the Transaction Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Transaction Payments under Sections 5.5(a) and (b) hereof.

6.2          Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  Subject to Section 8.4, for purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Accountants shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive at least thirty (30) days prior to the date the excise tax imposed by Section 4999 of the Code (including any interest, penalties or additions to tax relating thereto) is required to be paid by Executive or withheld by the Company.  Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

7.             Section 4985.

7.1          If any “specified stock compensation” (within the meaning of Section 4985(e) of the Code) payable or paid by the Company (or any member of its “expanded affiliated group” as defined in Section 4985(e)(4) of the Code) in connection with the Sign-On Award pursuant to this Agreement or otherwise to or for the benefit of Executive or a member of such individual’s family (within the meaning of Section 4985(a) of the Code) becomes subject to the excise tax imposed by Section 4985 of the Code (including any interest, penalties or additions to tax relating thereto) (the “4985 Excise Tax”), then the Company shall pay to Executive, no later than ten (10) days prior to the date the 4985 Excise Tax is required to be paid by Executive or withheld by the Company, an additional amount (the “4985 Gross-up Payment”) equal to the sum of (a) the 4985 Excise Tax payable by Executive; plus (b) the amount necessary to put Executive in the same net after-tax position (taking into account any and all applicable Federal, state, local and foreign income, employment, excise and other taxes (including the 4985 Excise Tax and any income and employment taxes imposed on the 4985 Gross-up Payment pursuant to Section 4985(f)(2) or any other provision of the law)) that Executive would have been in if Executive had not incurred any liability for taxes under Section 4985 of the Code.

7.2          Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Accountants, whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 4985 of the Code.  The Accountants shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive at least thirty (30) days prior to the date the 4985 Excise Tax is required to by paid by Executive or withheld by the Company.  Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Section 4985 of the Code.

7.3          In the event that it is subsequently claimed by the Internal Revenue Service or other agency that the 4985 Excise Tax required to be paid by Executive is greater than the amount previously determined by the Accountants hereunder, the Company shall promptly pay to Executive such additional 4985 Gross-up Payment relating to such increased 4985 Excise Tax (including, for the avoidance, of doubt, any additional interest, penalties or additions thereto).

8.             Indemnification.

8.1          If Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding by reason of the fact that Executive is or was a director, officer, shareholder, employee, agent, trustee, consultant or representative of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, or in connection with his service hereunder as a director, officer, shareholder, employee, agent, trustee, consultant or representative of another Person, or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by any plan, program, agreement, corporate governance document or arrangement of the Company or any of its Affiliates, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, advancement and payment of attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid or to be paid in settlement, with such legal fees advanced to the maximum extent permitted by law) incurred or suffered by him in connection therewith or in connection with seeking to enforce his rights under this Section 8.1, and such indemnification shall continue even if Executive has ceased to be a director, officer, shareholder, employee, agent, trustee, consultant or representative of the Company or other Person and shall inure to the benefit of his heirs, executors and administrators.

8.2          A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the sixth (6th) anniversary of the Termination Date, providing coverage to Executive that is no less favorable to him in any respect than the coverage then being provided to any other current or former director or officer of the Company.

8.3          For purposes of this Agreement, the following terms shall have the following meanings:  “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity; and “Proceeding” shall mean any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

8.4          The Company hereby agrees that, for purposes of determining whether any Transaction Payment would be subject to the excise tax under Section 4999 of the Code, the non-compete set forth in Exhibit B shall be treated as an agreement for the performance of personal services.  The Company hereby agrees to indemnify, defend, and hold harmless Executive from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or Accountant’s attribution of a value to the non-compete set forth in Exhibit B that is less than the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for 2015 (as reported in the 2016 annual report or proxy statement), to the extent the use of such lesser amount results in a larger excise tax under Section 4999 of the Code than Executive would have been subject to had the Company or Accountant attributed a value to the non-compete set forth in Exhibit B that is at least equal to the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for 2015.

9.             Other Tax Matters.

9.1          The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

9.2          Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision.  Notwithstanding any provision of this Agreement to the contrary, (a) to the extent any payments are treated as nonqualified deferred compensation subject to Section 409A, then if the ninety (90) day period set forth under Section 5.2(a) commences in one taxable year and ends in another, then no payments will be made until the second taxable year; and (b) if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six (6) months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death; and (ii) the date of Executive’s death.

9.3          After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement.  Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

9.4          Any amounts otherwise payable to Executive following a termination of employment that are not so paid by reason of this Section 9 shall be paid as soon as practicable following, and in any event within thirty (30) days following, the date that is six (6) months after Executive’s separation from service (or, if earlier, the date of Executive’s death) together with interest on the delayed payment at the Company’s cost of borrowing.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.

9.5          To the extent that any reimbursements pursuant to Section 4 or otherwise are taxable to Executive, any reimbursement payment due to Executive pursuant to such Section shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  The reimbursements pursuant to Section 4 or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.  Any tax gross-up shall be made no later than the end of the calendar year next following the calendar year in which Executive remits the related tax.

10.          Confidentiality, Invention Assignment and Non-Competition Agreement.  Executive agrees to be bound by the terms of the Employee Confidentiality, Invention Assignment and Non-Compete Agreement, a copy of which is attached hereto as Exhibit B and incorporated herein by reference (the “Non-Compete Agreement”).  Except as expressly set forth in this Agreement and the Non-Compete Agreement, Executive shall be subject to no contractual or similar restrictions on his right to terminate his employment hereunder or on his activities after the Termination Date.

11.           Non-Disparagement.  During and after the Term, Executive and the Company agree not to make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of the other; provided, however, that nothing in this Agreement shall restrict either party from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; (d) in the course of performing his duties during the Term; (e) from rebutting any statement made or written about them; or (f) from making normal competitive statements about the Company’s business or products.

12.           Notices.  Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one (1) day after being deposited with Federal Express or other nationally recognized overnight delivery service or three (3) days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his address set forth following his signature below.  Either party may change such address from time to time by notice to the other.

13.          Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina, exclusive of any choice of law rules.

14.          Arbitration; Legal Fees.

14.1       Any dispute or controversy arising under or in connection with this Agreement (except with respect to injunctive relief under Section 10) shall be settled exclusively by arbitration in North Carolina, in accordance with the rules of the American Arbitration Association for employment disputes as then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

14.2       In the event of any material contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, each of the parties shall bear its own costs and expenses, except that the Company agrees to promptly reimburse Executive for his costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Executive in connection with such contest or dispute in the event Executive prevails, as determined by the arbitrator if in arbitration, by the court, or as a separate arbitration if otherwise.  The amount shall be paid within thirty (30) days of the award of the arbitration or court, which shall also specify the amount due.

15.           Amendments; Waivers.  This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly-authorized officer of the Company (other than Executive).  By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.  To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

16.          Inconsistencies.  In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

17.           Assignment.  Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company; and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  Executive’s consent shall not be required for any such transaction.  This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

18.         Voluntary Execution; Representations.  Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement and has been advised to do so by the Company; and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress.  Executive represents and covenants that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound and in connection with his employment with the Company he will not engage in any unauthorized use of any confidential or proprietary information he may have obtained in connection with his employment with any other employer.  The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations under it.

19.          Headings.  The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

20.          Beneficiaries/References.  Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

21.           Survivorship.  Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

22.          Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.

23.          No Mitigation/No Offset.  Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against him or any remuneration or other benefit earned or received by Executive after such termination.

24.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.  Signatures delivered by facsimile or PDF shall be effective for all purposes.

25.          Entire Agreement.  This Agreement and the agreements described in the attached Exhibits contain the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

POZEN INC.:

By:	/s/ Adrian Adams
Name:	Adrian Adams
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Mark Glickman
Name:	Mark Glickman
Address:

Exhibit A

FORM OF GENERAL RELEASE OF ALL CLAIMS

THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of [_______], is made by and between Mark Glickman (the “Executive”) and POZEN Inc. (together with its successors and assigns, the “Company”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of June __, 2015 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive severance and other benefits, as set forth in Section 5 of the Employment Agreement subject to the execution of this General Release;

WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such severance and benefits pursuant to the Employment Agreement; and

WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company and to the Company by Executive.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.                   Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns in their capacities as such (collectively, the “Employer Releasees”) from, and does fully waive any obligations of Employer Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers in consequence of, arising out of, or in any way relating to:  (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Employment Agreement; or (d) any events occurring on or prior to the date of this General Release.  The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance benefits, bonus or Salary earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Executive Releasers may claim existed with Employer Releasees.  This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.  Notwithstanding anything contained in this Section 1 above to the contrary, nothing contained in herein shall constitute a release by any Executive Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of:  (i) any right to indemnification, advancement of legal fees or directors and officers liability insurance coverage existing under the constituent documents of the Company or applicable state corporate, limited liability company and partnership statutes or pursuant to any agreement, plan or arrangement; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive severance and other benefits under the Employment Agreement; (iv) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; (v) any rights of Executive under the Employment Agreement with respect to the gross-up protections set forth in Section 7 of the Employment Agreement; (vi) any equity rights; or (vii) this General Release or any of its terms or conditions.

2.                   Excluded from this General Release and waiver are any claims which cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies.  Executive does, however, waive Executive’s right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf.  Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Employer Releasees with any government agency or any court.

3.                    Executive agrees never to seek personal recovery from any Employer Releasee in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release.  If Executive violates this General Release by suing an Employer Releasee (excluding any claim by Executive under the ADEA or as otherwise set forth in Section 1 hereof), then Executive shall be liable to the Employer Releasee so sued for such Employer Releasee’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit.  Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

4.                   The Employer Releasees do hereby release, waive, and forever discharge Executive, Executive’s heirs, personal representatives and assigns, and any and all other persons or entities that are now or may become liable to any Employer Releasee due to Executive’s act or omission (all of whom are collectively referred to as “Executive Releasees”), from, and do fully waive any obligations of Executive Releasees to Employer Releasees for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, that the Employer Releasees, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring from the beginning of time through the date of execution of this General Release.

5.                   Each party agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by any party of any improper or unlawful conduct.

6.                   Each party acknowledges and recites that he or it has:

(a)           executed this General Release knowingly and voluntarily;

(b)           had a reasonable opportunity to consider this General Release;

(c)           read and understands this General Release in its entirety;

(d)           been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice such party wishes with respect to the terms of this General Release before executing it; and

(e)           relied solely on such party’s own judgment, belief and knowledge, and such advice as such party may have received from such party’s legal counsel.

7.                   Section 14 of the Employment Agreement, which shall survive the expiration of the Employment Agreement for this purpose, shall apply to any dispute with regard to this release.

8.                   Executive acknowledges and agrees that (a) his execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate the terms of this General Release; and (b) he has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.  Executive shall have seven (7) calendar days from the date he executes this General Release to revoke his or her waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 12 of the Employment Agreement.

9.                   Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Employment Agreement.

10.                 This General Release may be executed by the parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.  Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year first above written.

POZEN INC.:

By:
Name:
Title:

EXECUTIVE:

Name:	Mark Glickman
Address:

Exhibit B

EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT AND NON-COMPETE AGREEMENT

THIS EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT AND NON-COMPETE AGREEMENT (“Agreement”) is made as of the date set forth on the signature page below between POZEN Inc. (together with its successors and assigns, “POZEN” or the “Company”), and the person whose name is set forth on the signature page below as Employee (“Employee”).

In consideration of Employee’s employment or continued employment by POZEN, with the intention that this Agreement shall apply to the entire period of Employee’s employment with POZEN (including the period prior to the date of this Agreement), Employee hereby agrees as follows:

1.                  CONFIDENTIAL INFORMATION DEFINED.  “Confidential Information” means trade secrets, proprietary information and materials, and confidential knowledge and information which includes, but is not limited to, matters of a technical nature (such as discoveries, ideas, concepts, designs, drawings, specifications, techniques, models, diagrams, test data, scientific methods and know-how, and materials such as reagents, substances, chemical compounds, subcellular constituents, cell or cell lines, organisms and progeny, and mutants, derivatives or replications derived from or relating to any of the foregoing materials), and matters of a business nature (such as the identity of customers and prospective customers, the nature of work being done for or discussed with customers or prospective customers, suppliers, marketing techniques and materials, marketing and development plans, pricing or pricing policies, financial information, plans for further development, and any other information of a similar nature not available to the public).

“Confidential Information” shall not include information that:  (a) was in Employee’s possession or in the public domain before receipt from the Company, as evidenced by the then existing publication or other public dissemination of such information in written or other documentary form; (b) becomes available to the public through no fault of Employee; (c) is received in good faith by Employee from a third party who is known to Employee to be not subject to an obligation of confidentiality to the Company or any other party; or (d) is required by a judicial or administrative authority or court having competent jurisdiction to be disclosed by Employee, provided that Employee shall promptly notify the Company and not attempt to prevent the Company from opposing or limiting such order.

2.                  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION OF POZEN.  Employee acknowledges that, during the period of Employee’s employment with POZEN, Employee has had or will have access to Confidential Information of POZEN.  Therefore, Employee agrees that both during and after the period of Employee’s employment with POZEN, Employee shall not, without the prior written approval of POZEN, directly or indirectly (a) reveal, report, publish, disclose or transfer any Confidential Information of POZEN to any person or entity; or (b) use any Confidential Information of POZEN for any purpose or for the benefit of any person or entity, except in the good faith performance of Employee’s work for POZEN or to comply with an order from any court of competent jurisdiction.

3.                   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION OF OTHERS.  Employee acknowledges that, during the period of Employee’s employment with POZEN, Employee may have had or will have access to Confidential Information of third parties who have given POZEN the right to use such Confidential Information, subject to a non-disclosure agreement between POZEN and such third party.  Therefore, Employee agrees that both during and after the period of Employee’s employment with POZEN, Employee shall not, without the prior written approval of POZEN, directly or indirectly (a) reveal, report, publish, disclose or transfer any Confidential Information of such third parties to any person or entity; or (b) use any Confidential Information of such third parties for any purpose or for the benefit of any person or entity, except in the good faith performance of Employee’s work for POZEN or to comply with an order from any court of competent jurisdiction.

4.                   PROPERTY OF POZEN.  Employee acknowledges and agrees that all Confidential Information of POZEN and all reports, drawings, blueprints, materials, data, code, notes and other documents and records (other than Employee’s personal address book), whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, and whether or not labeled or identified as confidential or proprietary, made or compiled by Employee, or made available to Employee, during the period of Employee employment with POZEN (including the period prior to the date of this Agreement) concerning POZEN’s Confidential Information are and shall remain POZEN’s property and shall be delivered to POZEN within five (5) business days after the termination of such employment with POZEN or at any earlier time on request of POZEN.  Employee shall not retain copies of such Confidential Information, documents and records.

5.                   PROPRIETARY NOTICES.  Employee shall not, and shall not permit any other person to, remove any proprietary or other legends or restrictive notices contained in or included in any Confidential Information.

6.                    INVENTIONS.

(a)          Employee shall promptly, from time to time, fully inform and disclose to POZEN in writing all inventions, copyrightable material, designs, improvements and discoveries of any kind which Employee now has made, conceived or developed (including prior to the date of this Agreement), or which Employee may later make, conceive or develop, during the period of Employee’s employment with POZEN, which pertain to or relate to POZEN’s business or any of the work or businesses carried on by POZEN (“Inventions”).  This covenant applies to all such Inventions, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection; and whether or not they are conceived and/or developed by Employee alone or with others; and whether or not they are conceived and/or developed during regular working hours; and whether or not they are conceived and/or developed at POZEN’s facility or not.

(b)            Inventions shall not include any inventions made, conceived or developed by Employee prior to Employee’s employment with POZEN.

(c)           All Inventions shall be the sole and exclusive property of POZEN, and shall be deemed part of the Confidential Information of POZEN for purposes of this Agreement, whether or not fixed in a tangible medium of expression.  Employee hereby assigns all Employee’s rights in all Inventions and in all related patents, copyrights and trademarks, trade secrets and other proprietary rights therein to POZEN.  Without limiting the foregoing, Employee agrees that any copyrightable material shall be deemed to be “works made for hire” and that POZEN shall be deemed the author of such works under the United States Copyright Act, provided that in the event and to the extent such works are determined not to constitute “works made for hire”, Employee hereby irrevocably assigns and transfers to POZEN all right, title and interest in such works.

(d)          Employee shall assist and cooperate with POZEN, both during and after the period of Employee’s employment with POZEN, at POZEN’s sole expense, to allow POZEN to obtain, maintain and enforce patent, copyright, trademark, trade secret and other legal protection for the Inventions.  Employee shall sign such truthful documents, and do such things necessary, to obtain such protection and to vest POZEN with full and exclusive title in all Inventions against infringement by others.  Employee hereby appoints the Secretary of POZEN as Employee’s attorney-in-fact to execute any truthful documents on Employee’s behalf for this purpose.

(e)           Employee shall not be entitled to any additional compensation for any and all Inventions made during the period of Employee’s employment with POZEN.

7.            COVENANT NOT TO COMPETE.  If Employee is, at any time during Employee’s period of employment with POZEN, employed in the discovery or development areas of the Company in a non-clerical position, or as a director level or higher level senior manager of the Company, then this Section 7 shall apply.  Employee and POZEN agree that the services rendered by Employee are unique and irreplaceable, and that competitive use and knowledge of any Confidential Information would substantially and irreparably injure POZEN’s business, prospects and good will.  Employee and POZEN also agree that POZEN’s business is global in nature due to the type of products and/or services being provided.  Therefore, Employee agrees that during the period of Employee’s employment with POZEN and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity):

(a)            develop, sell, market, offer to sell products and/or services anywhere in the world that have the same or similar technological approach or technology platform (e.g., same receptors, same mechanism of action, etc.) and have the same indication as those being developed, offered or sold by POZEN on the date of the termination of Employee’s employment with POZEN for any reason, provided that the foregoing shall not be violated by Employee’s activities with an entity where the portion of the competitive business involved is less than five percent (5%) of the revenues of the portion of the entity that is under Employee’s supervision;

(b)            solicit, induce, encourage or attempt to induce or encourage any employee or consultant of POZEN, except Employee’s executive assistant, to terminate his or her employment or consulting relationship with POZEN, or to breach any other obligation to POZEN (other than advertising not specifically targeted at the Company’s employees and serving as a reference upon request), however, notwithstanding the foregoing, Employee may engage in the activities described in this Section 7(b) with respect to one executive who worked with Employee in the past and joined the Company without it violating this provision; or

(c)            interfere with, disrupt, alter or attempt to disrupt or alter the relationship, contractual or otherwise, between POZEN and any consultant, contractor, customer, potential customer, or supplier of POZEN.

Employee acknowledges that the foregoing geographic, activity and time limitations contained in this Section 7 are reasonable and properly required for the adequate protection of POZEN’s business.  In the event that any such geographic, activity or time limitation is deemed to be unreasonable by a court, Employee shall submit to the reduction of either said activity or time limitation to such activity or period as the court shall deem reasonable.  In the event that Employee is in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

8.                   DISCLOSURE OF THIS AGREEMENT.  Employee hereby authorizes POZEN to notify others, including but not limited to customers of POZEN and any of Employee’s future employers, of the terms of this Agreement and Employee’s responsibilities under this Agreement.

9.                   SPECIFIC PERFORMANCE.  Employee acknowledges that money damages alone would not adequately compensate POZEN in the event of a breach or threatened breach by Employee of this Agreement, and that, in addition to all other remedies available to POZEN at law or in equity, POZEN shall be entitled to injunctive relief for the enforcement of its rights and to an accounting of profits made during the period of such breach.

10.                 NO RIGHTS GRANTED.  Employee understands that nothing in this Agreement shall be deemed to constitute, by implication or otherwise, the grant by POZEN to the employee of any license or other right under any patent, patent application or other intellectual property right or interest belonging to POZEN.

11.                 SEVERABILITY.

(a)           Each of the covenants provided in this Agreement are separate and independent covenants.  If any provision of this Agreement shall be determined to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and any such invalid or unenforceable provision shall be reformed so as to be valid and enforceable to the fullest extent permitted by law.

(b)          It is not a defense to the enforcement of any provision of this Agreement that POZEN has breached or failed to perform any obligation or covenant hereunder or under any other agreement or understanding between Employee and POZEN.

12.                 GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to conflict of law rules.  All suits and claims shall be made only in state or federal courts located in North Carolina.

13.               SUPERSEDES OTHER AGREEMENTS.  This Agreement contains the entire agreement of the parties with respect to subject matter hereof and supersedes all previous agreements and understandings between the parties with respect to its subject matter.

14.                 AMENDMENTS.  This Agreement may not be changed, modified, released, discharged, abandoned or otherwise terminated in whole or in part except by an instrument in writing, agreed to and signed by the Employee and a duly authorized officer of POZEN.

15.                 ASSIGNMENT.  Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the POZEN shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the POZEN; and (b) assumes the liabilities, obligations and duties of the POZEN, as contained in this Agreement, either contractually or as a matter of law.  Employee’s consent shall not be required for any such transaction.  This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

16.               ACKNOWLEDGEMENTS.  THE EMPLOYEE ACKNOWLEDGES THAT (i) THE EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT; (ii) THE EMPLOYEE HAS BEEN GIVEN THE OPPORTUNITY TO ASK QUESTIONS; (iii) THE EMPLOYEE HAS RECEIVED A COPY OF THIS AGREEMENT, THE ORIGINAL OF WHICH WILL BE RETAINED IN THE EMPLOYEE’S PERSONNEL FILE; AND (iv) THE EMPLOYEE’S OBLIGATIONS UNDER THIS AGREEMENT SURVIVE THE TERMINATION OF THE EMPLOYEE’S EMPLOYMENT WITH POZEN FOR ANY REASON.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

POZEN INC.

By:

Title:

EMPLOYEE:	Mark Glickman
(Print Name)

(Signature Here)

Date:

Address: